EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
Wednesday, May 5, 2010
John B. Sanfilippo & Son, Inc. Strategically Expands its Market Breadth and Product
Capabilities in Produce with Acquisition of Leading Nut and Dried Fruit Business
Elgin, IL, May 5, 2010 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company” or “JBSS”) today announced that it has entered into a definitive agreement to acquire certain assets and assume certain liabilities of Orchard Valley Harvest, Inc. of Modesto, California (“OVH”) for $29.5 million in cash, plus additional future consideration of up to $10.5 million, which is contingent upon performance of the acquired business for the 2010 and 2011 calendar years, as more specifically described in the definitive agreement. The acquisition will be funded from excess availability in the JBSS bank credit facility. The acquisition is expected to close prior to the completion of JBSS’ current fiscal year ending June 24, 2010, subject to customary closing conditions and adjustments.
OVH is one of the nation’s leading suppliers of branded and private label nut and dried fruit products in the produce category.
“The acquisition of OVH fulfills a key pillar in JBSS’ five year strategic plan by significantly increasing our presence in the produce section of food retailers,” said Jeffrey T. Sanfilippo, Chairman and CEO of JBSS. “The perimeter of the store is where retailers have been increasingly focusing their time and investment and where consumers have more frequently been purchasing fruit and nut products. The acquisition of OVH provides JBSS with meaningful product and packaging diversity and significant access to one of the fastest growing channels for nut and dried fruit products. According to consumer data, as reported by a major market research firm, recent sales of nut and dried fruit products in the produce section have grown faster than in other sections of food retailers’ stores,” said Jeffrey Sanfilippo.
The acquisition of OVH is anticipated to add approximately $50.0 million to $60.0 million in incremental net sales on an annual basis. Based on OVH’s financial statements for its 2008 and 2009 calendar years1, OVH would have added approximately $.30 to $.40 per share to JBSS’ earnings per share for those periods.

[1]	The OVH financial statements referenced herein are unaudited and have not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). The earnings per share amounts set forth herein may differ from the amounts included in pro forma financial statements when computed in accordance with GAAP, which will be filed on Form 8-K at a later date.

“The OVH management team is thrilled to become part of the JBSS family,” said Steve Kerr, President of OVH. “We are excited about the opportunity to leverage JBSS’ scale and position as the leading singularly focused provider of nut and nut-related solutions to expand OVH’s market reach in produce sections throughout the United States. With its unparalleled processing and distribution capabilities in Illinois to supplement our West Coast presence, JBSS is positioned to become the leading national fruit and nut provider to produce sections,” concluded Steve Kerr.
“The business that Steve Kerr, John Potter and the team at OVH have built over the last eight years is impressive,” said Jeffrey Sanfilippo. “OVH developed a successful business based upon a value added customer centric approach. It was this philosophy, which we share, coupled with OVH’s high quality and innovative product and packaging solutions, that attracted us to what we strongly believe is a natural and strategic complement to our current business. With OVH’s capabilities, JBSS is ideally positioned to be a leading supplier of a full suite of branded and private branded nut and nut-related products in the snack, baking and produce categories,” concluded Jeffrey Sanfilippo.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) uncertainties and other matters regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest stockholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration and uncertainty in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control and (xv) the challenges of integrating acquired businesses into the Company’s operations and entering markets in which the Company has limited experience.

John B. Sanfilippo & Son, Inc. is one of the largest processors, packagers, marketers and distributors of shelled and in-shell nuts and nut related products in the United States. Its products are sold under a variety of private labels and under the Company’s Fisher®, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names.